Exhibit 99.1

Investor Contact:
Schond Greenway
Halozyme Therapeutics
858-704-8352
ir@halozyme.com

Media Contact:
Nurha Hindi
Hill + Knowlton Strategies
310-633-9434
Nurha.Hindi@hkstrategies.com

HALOZYME REPORTS FOURTH QUARTER AND YEAR END 2013
FINANCIAL RESULTS

SAN DIEGO, February 27, 2014 -- Halozyme Therapeutics, Inc. (NASDAQ: HALO) today reported financial results for the fourth quarter and full year ended December 31, 2013. Financial highlights for the fourth quarter include revenues of $12.5 million and a net loss of $22.0 million, or $0.19 per share. This compares to revenues of $21.8 million and a net loss of $4.4 million, or $0.04 per share, for the fourth quarter of 2012. Financial highlights for the full year 2013 include revenues of $54.8 million and a net loss of $83.5 million, or $0.74 per share. This compares to revenues of $42.3 million and a net loss of $53.6 million, or $0.48 per share, in the prior year.

“2013 was a year of execution, growth and transformation for Halozyme. Two of our partnered programs using the ENHANZETM platform received European approvals, we worked with Baxter on their resubmission of an amended BLA to the FDA for HyQvia® and we communicated early clinical data in pancreatic cancer from our PEGPH20 program,” stated Dr. Helen Torley, President and Chief Executive Officer. “With the proceeds from our recently completed equity offering, we begin 2014 well-positioned to advance our broad proprietary portfolio of therapeutic candidates that could potentially serve cancer, diabetes and cellulite patients.”

Fourth Quarter Highlights

•
HyQvia®: During the fourth quarter of 2013, Baxter completed submission of an amended biologics license application (BLA) to the U.S. Food and Drug Administration (FDA) to re-initiate the review process for approval of HyQvia [Immune Globulin Infusion 10% (human) with Recombinant Human Hyaluronidase] facilitated subcutaneous infusion for the treatment of adult patients with primary immunodeficiency (PI). HyQvia is a combination of human immune globulin (IG) and recombinant human hyaluronidase. Baxter and Halozyme submitted additional preclinical data in response to the Complete Response Letter from the FDA in 2012, and expect a six-month review period. Baxter launched HyQvia into the first EU country in July 2013, and introductions in additional markets are continuing.

Fourth Quarter and Full Year 2013 Financial Highlights

•
Revenues for the fourth quarter of 2013 were $12.5 million, compared to $21.8 million for the fourth quarter of 2012. Revenues in the fourth quarter of 2013 included $5.8 million in product sales of bulk rHuPH20 for use in partnered product manufacturing, $4.0 million in Hylenex® product sales, including a one-time adjustment of $1.1 million, and $2.7 million in collaboration revenues. Revenues in the fourth quarter of 2012 included one-time, upfront payments of $9.5 million from Pfizer. Revenues for the full year 2013 were $54.8 million compared to $42.3 million for 2012.

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Research and development expenses for the fourth quarter of 2013 were $20.9 million, compared with $18.6 million for the fourth quarter of 2012. The increase is primarily due to increased clinical trial activities, offset in part by a decrease in manufacturing costs.

•
Selling, general and administrative expenses for the fourth quarter of 2013 were $9.4 million, compared to $7.0 million for the fourth quarter of 2012. The increase was mainly due to an increase in commercial activities.

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The net loss for the fourth quarter of 2013 was $22.0 million, or $0.19 per share, compared with a net loss for the fourth quarter of 2012 of $4.4 million, or $0.04 per share. The net loss for the 12 months ended December 31, 2013 was $83.5 million, or $0.74 per share, compared to a net loss of $53.6 million, or $0.48 per share for the full year 2012.

•
Cash, cash equivalents and marketable securities were $71.5 million at December 31, 2013, compared with $65.3 million at September 30, 2013 and $99.5 million at December 31, 2012. Cash, cash equivalents and marketable securities at December 31, 2013 included net proceeds of $19 million from the additional term loan with Oxford Finance and Silicon Valley Bank for working capital and other near-term growth initiatives. Excluding the proceeds from the term loan, net cash used in the fourth quarter of 2013 was approximately $12.8 million. In February 2014, the Company raised approximately $107.8 million through an underwritten public offering of 8.8 million shares of its common stock.

Financial Outlook for 2014

•	For 2014, excluding the proceeds from the recent financing, the company expects net cash burn to be between $45 and $55 million for the year.

Webcast and Conference Call
Halozyme will webcast its quarterly update conference call today, February 27, 2014 at 4:30 p.m. EST/1:30 p.m. PST. During the call, management will discuss the financial results for the fourth quarter of 2013 and provide a business update. To listen to the live webcast please visit the "Investors" section of Halozyme's corporate website at www.halozyme.com. A webcast replay will be available shortly after the call at the same address. To participate by phone, please dial (877) 407-8037 (domestic callers) or (201) 689-8037 (international callers). A telephone replay will be available by dialing (877) 660-6853 (domestic callers) or (201) 612-7415 (international callers) using replay ID number 13576874.

About Halozyme
Halozyme Therapeutics is a biopharmaceutical company dedicated to developing and commercializing innovative products that advance patient care. With a diversified portfolio of enzymes that target the extracellular matrix, the Company's research focuses primarily on a family of human enzymes, known as hyaluronidases, which increase the dispersion and absorption of biologics, drugs and fluids. Halozyme's pipeline addresses therapeutic areas, including diabetes, oncology and dermatology that have significant unmet medical need. The Company markets Hylenex® recombinant (hyaluronidase human injection) and has partnerships with Roche, Pfizer, Baxter, and Intrexon. Halozyme is headquartered in San Diego, CA. For more information on how we are innovating, please visit our corporate website at www.halozyme.com and follow us on Twitter @HALOTherapeutic.

Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the expected timing of the FDA’s response to the HyQvia® amended BLA submission, the Company's future expectations and plans for the development and commercialization of product candidates and the potential benefits and attributes of such product candidates and expected cash burn for 2014) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected fluctuations or changes in revenues from collaborators, unexpected results or delays in development and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2013.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
REVENUES:
Product sales, net	$9,806,378	$1,459,735	$24,439,724	$2,887,442
Revenues under collaborative agreements	2,692,555	20,333,814	30,359,723	39,437,784
Total revenues	12,498,933	21,793,549	54,799,447	42,325,226

OPERATING EXPENSES:
Cost of product sales	3,540,128	653,884	6,245,761	1,094,400
Research and development	20,925,194	18,567,744	96,639,575	70,044,073
Selling, general and administrative	9,356,971	6,979,034	32,347,748	24,812,199
Total operating expenses	33,822,293	26,200,662	135,233,084	95,950,672

OPERATING LOSS	(21,323,360)	(4,407,113)	(80,433,637)	(53,625,446)

Investment and other income	64,685	1,257	229,229	73,444
Interest expense	(727,628)	—	(3,274,143)	—
NET LOSS	$(21,986,303)	$(4,405,856)	$(83,478,551)	$(53,552,002)

Basic and diluted net loss per share	$(0.19)	$(0.04)	$(0.74)	$(0.48)

Shares used in computing basic and diluted net loss per share	113,550,229	112,323,056	112,805,439	111,077,105

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$27,356,947	$99,501,264
Marketable securities, available-for-sale	44,145,697	—
Accounts receivable, net	9,097,084	15,703,087
Inventories	6,169,982	2,670,696
Prepaid expenses and other assets	8,425,684	12,752,888
Total current assets	95,195,394	130,627,935
Property and equipment, net	3,421,506	3,700,462
Prepaid expenses and other assets	2,675,692	—
Restricted cash	500,000	400,000
Total Assets	$101,792,592	$134,728,397

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$3,134,757	$2,271,689
Accrued expenses	14,920,446	7,783,447
Deferred revenue, current portion	7,397,829	8,891,017
Total current liabilities	25,453,032	18,946,153

Deferred revenue, net of current portion	45,745,449	34,954,966
Long-term debt, net	49,771,737	29,661,680
Lease financing obligation	—	1,450,000
Deferred rent, net of current portion	794,782	861,879
Other long-term liability	18,268	—

Stockholders’ (deficit) equity:
Common stock	114,534	112,709
Additional paid-in capital	361,929,935	347,314,658
Accumulated other comprehensive income	17,054	—
Accumulated deficit	(382,052,199)	(298,573,648)
Total stockholders’ (deficit) equity	(19,990,676)	48,853,719
Total Liabilities and Stockholders’ (Deficit) Equity	$101,792,592	$134,728,397

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